Exhibit 10.8
ARTICLE I
INTRODUCTION AND PURPOSE

The purpose of the Plan is to motivate and reward excellent performance, attract and retain outstanding talent and foster a strong link between achievement of the Company’s strategic plan and compensation through cash incentive awards to eligible employees of the Company. This Plan replaces and supersedes any prior annual incentive plan for eligible Employees at the corporate level, including the Advance Auto Parts, Inc. 2017 Amended and Restated Executive Incentive Plan.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

(a) “Award” means an incentive award which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive a cash payment from the Company or a Subsidiary pursuant to Article IV.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and applicable regulations promulgated thereunder.

(d) “Committee” means the Compensation Committee of the Board or such other committee or subcommittee as may be designated by the Board consistent of no fewer than two “independent directors” within the meanings of applicable rules and regulations.

(e) “Company” means Advance Auto Parts, Inc., a Delaware corporation.

(f) “Employee” means any person who is employed by the Company or a Subsidiary.

(g) “Participant” means an Employee who is granted an Award under the Plan.

(h) “Performance Objective” is defined in Section 4.2.

(i) “Performance Period” is defined in Section 4.2.

(j) “Plan” means the this Advance Auto Parts, Inc. Executive Incentive Award Plan, as set forth herein and as amended from time to time.

(k) “Subsidiary” means any corporation (other than the Company), limited liability company, partnership, or other business organization of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE III
ELIGIBILITY

Awards may be granted to any Employee who is designated as a Participant from time to time by the Committee. The Committee shall determine which Employees shall be Participants and the terms, conditions, and limitations applicable to each Award not inconsistent with the Plan. Not all Employees are eligible to participate in the Plan. A Participant has no contractual right to Award. The Committee has discretion to determine whether a Participant will receive an Award and has discretion to determine the amount of the Award, if any. No Award will be paid until all conditions of payment are met. Designation by the Committee as a Participant for an Award in one period shall not confer on a Participant the right to participate in the Plan for any other period.

ARTICLE IV
INCENTIVE AWARDS

Section 4.1 General. Awards may be granted to a Participant in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee, at the time an Award is made, shall specify the terms and conditions which govern the Award, which terms and conditions shall prescribe that the Award shall be earned only upon, and to the extent that, Performance Objectives as described in Section 4.2, are satisfied within a designated period. Different terms and conditions may be established by the Committee for different Awards and for different Participants.

Section 4.2 Performance Objectives. The vesting and payment of Awards shall be contingent upon the degree of attainment of such performance goals (the “Performance Objectives”) over such period (the “Performance Period”) as shall be specified by the Committee at the time the Award is granted, and the other conditions to payment described in Section 4.3 below. The Performance Objectives may be stated with respect to one or any combination of the following measures, or such other measures as determined by the Committee, based on the Company, a Subsidiary, or an operating unit: cash flow; free cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; workforce diversity, equity and inclusion goals; compliance requirements and compliance relief; safety goals; productivity goals; talent or people goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer or employee satisfaction or engagement; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s performance; merger and acquisitions; strategic goals or objectives (including objectives related to qualitative or quantitative environmental, social or governance matters); and other similar criteria as determined by the Committee. Performance Objectives applicable to an Award shall be determined by the Committee, and may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices. Without limiting the Committee’s authority hereunder, the Committee may make adjustments in the terms and conditions of, the criteria included in, and the performance results applicable to, Awards in recognition of extraordinary, unusual or nonrecurring events affecting the Company or the financial statements of the Company, changes in applicable laws, regulations, or accounting principles, or such other items or events, whenever the Committee determines, in its sole discretion, that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Section 4.3 Payment of Awards. Awards shall be made to Participants in a single lump sum in cash at a time determined by the Committee, but in no event later than two and one-half months after the end of the fiscal year in which the Performance Period ends. The Participant must be employed in good standing, and not have given notice of resignation to the Company or any Subsidiary or received notice of termination by the Company or any Subsidiary, for any reason, and not be under investigation for misconduct on the Award payment date to receive payment of an Award hereunder. The actual amount of payment under an Award will be calculated by applying the degree of attainment of Performance Objectives. The Committee shall have sole discretion to determine whether and to what extent the Performance Objectives have been attained and the amount of the Award, if any, to be paid.

ARTICLE V
ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the full power and discretionary authority to construe and interpret the Plan, to prescribe, amend and rescind any rules, forms or procedures as the Committee deems necessary or appropriate for the proper administration of the Plan, and to make any other determinations and take such other actions as the Committee deems necessary or advisable in carrying out its duties under the Plan. The Committee shall have such other and further specified duties, powers, authority, and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. Any action required of the Committee under the Plan shall be made in the Committee’s sole discretion and not in a fiduciary capacity. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan to the fullest extent permitted under applicable law. The decision of the Committee or any agent of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons. All Awards shall be awarded conditional upon the Participant’s acknowledgement, by participating in the Plan, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such Award.

ARTICLE VI
AMENDMENT AND TERMINATION

Section 6.1 Amendment of Plan. The Company has the right, at any time, to amend in whole or in part any of the terms and provisions of the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate.

Section 6.2 Termination of Plan. The Company expressly reserves the right, at any time, to suspend or terminate the Plan in whole or in part to the extent permitted by law for whatever reason(s) the Company may deem appropriate, including, without limitation, suspension or termination as to any Subsidiary, Employee, or class of Employees.

Section 6.3 Procedure for Amendment or Termination. Any amendment to the Plan or termination of the Plan shall be made by the Company by resolution of the Committee and shall not require the approval or consent of any Subsidiary or Participant to be effective to the extent permitted by law. Any amendment to the Plan or termination of the Plan may be retroactive to the extent not prohibited by applicable law.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Rights of Employees. Status as an eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to such eligible Employee or to eligible Employees generally. Nothing contained in the Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Employee any right to continue in the employ or service of the Company or any Subsidiary or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or service of such person with or without cause.

Section 7.2 Unfunded Status. The Plan shall be unfunded. Neither the Company, any Subsidiary, the Committee, nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, any Subsidiary, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

Section 7.3 Limits on Liability. Any liability of the Company or any Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan. Neither the Company nor any Subsidiary nor any member of the Board or the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration, or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the Board and the Committee from and against any and all liability, claims, demands, costs, and expenses (including the costs and expenses of attorneys incurred in connection with the investigation or defense of claims) in any manner connected with or arising out of any actions or inactions in connection with the administration of the Plan except for such actions or inactions which are not in good faith or which constitute willful misconduct.

Section 7.4 Code Section 409A. The Plan is intended to meet the short-term deferral exception under Code Section 409A such that payments made to Participants under the Plan are not deferred compensation subject to the provisions of Code Section 409A. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the provisions of Code Section 409A, this Plan shall be administered so that such payments are made in accordance with the requirements of Code Section 409A, including the requirement that any Award that is to be paid to a key employee (as defined below for this purpose) upon “separation from service” (within the meaning of such terms under Code Section 409A) shall be administered so that payment shall be postponed for six months following the date of the Participant’s separation from service, if required by Code Section 409A. If payment is delayed pursuant to Code Section 409A, the payment shall be made within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed payments shall be paid within 90 days of the Participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Code Section 416(i) and the “specified employee” requirements of Code Section 409A.

Section 7.5 Withholding. The Company or Subsidiary that employs the Participant shall be entitled to withhold from any payment made under the Plan the full amount of any required federal, state, or local taxes. An Award may be reduced, to the extent permitted by law, in an amount equal to any sum owed by the employee to the Company for loans, credit cards, etc.

Section 7.6 Recoupment. Awards shall be subject to any applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time.

Section 7.7 Nontransferability of Benefits. A Participant may not assign, pledge or transfer any interest in an Award, nor shall any Award be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of a Participant. Notwithstanding the foregoing, upon the death of a Participant, the Participant’s rights and benefits under the Plan shall pass by will or by the laws of descent and distribution.

Section 7.8 Successors. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant and his or her heirs, executors, administrators and legal representatives.

Section 7.9 Governing Law. To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.